EXHIBIT E Amendment to Relevant 2020, 2021 and 2022 Restricted Stock Unit Awards under the LivaNova PLC 2015 Incentive Award Plan This amendment (the “Amendment”), dated as of June ____, 2022, hereby modifies each relevant 2020, 2021 and 2022 service-based restricted stock unit (“RSU”) award agreement evidencing a currently outstanding RSU award under the LivaNova PLC 2015 Incentive Award Plan (as permitted pursuant to Section 11.7 of the LivaNova PLC 2015 Incentive Award Plan) as follows: 1. Section 2.2(d) of each outstanding RSU award agreement is hereby deleted and replaced with the following: “In the event of a Change in Control that occurs following the Grant Date, the RSUs, to the extent not forfeited or otherwise vested immediately prior to such Change in Control, shall become fully vested immediately prior to, but subject to the consummation of, such Change in Control, subject to the Participant’s continuous employment with the Company or a Subsidiary through such Change in Control.” 2. Except as expressly amended by this Amendment, all terms and conditions of the Plan and the outstanding Awards thereunder shall remain in full force and effect. 3. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

2 LIVANOVA PLC Name: Title: /s/ Trui Hebbelinck